CERTIFICATE OF AMENDMENT
by the Board of Directors
to the Amended Articles of Incorporation of
MERIDIAN BIOSCIENCE, INC.

John A. Kraeutler, President, and Melissa A. Lueke, Secretary, of MERIDIAN BIOSCIENCE, INC., an Ohio corporation for profit with its principal place of business located at 3741 River Hills Drive, Cincinnati, Hamilton County, Ohio, do hereby certify that the Board of Directors of said corporation, at a meeting of the Board on April 18, 2007 at which a quorum of the Board was present, proposed and by affirmative vote approved the following amendment to the Amended Articles of Incorporation, as amended, of said corporation, pursuant to Section 1701.80(B)(8) of the Ohio Revised Code:

RESOLVED, that the Amended Articles of Incorporation, as amended, in Article Fourth be amended such that subparagraphs A and B shall read as follows:

A. 71,000,000 shares of Common Stock, without par value, and

B. 1,000,000 shares of Preferred Stock, without par value.

IN WITNESS WHEREOF, the above named officers, acting for and on behalf of MERIDIAN BIOSCIENCE, INC., have hereto subscribed their names as the 4th day of May, 2007.

/s/John A. Kraeutler
John A. Kraeutler
President

/s/Melissa A. Lueke
Melissa A. Lueke
Secretary